EXHIBIT 99.3
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BMCA                                                   NEWS
Building Materials                 1361 Alps Road, Wayne, NJ 07470  973 628-3000
Corp. of America
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     BMCA ACQUISITION SUB INC. ANNOUNCES EXTENSION OF EXPIRATION OF CONSENT
           DATE FOR ITS CONSENT SOLICITATIONS FOR ELKCORP SENIOR NOTES

NEW YORK - February 22, 2007- BMCA Acquisition Sub Inc. (the "Purchaser"), an indirect wholly-owned subsidiary of Building Materials Corporation of America ("BMCA"), announced today that, in connection with its previously announced tender offers (collectively, the "Offers") to purchase all of the outstanding $25,000,000 in aggregate principal amount of the 4.69% Senior Notes due 2007 (the "2007 Notes"), $60,000,000 in aggregate principal amount of the 6.99% Senior Notes due 2009 (the "2009 Notes"), $60,000,000 in aggregate principal amount of the 7.49% Senior Notes due 2012 (the "2012 Notes") and $50,000,000 in aggregate principal amount of the 6.28% Senior Notes due 2014 (the "2014 Notes" and, together with the 2007 Notes, the 2009 Notes and the 2012 Notes, the "Notes") issued by ElkCorp, as well as related consent solicitations (collectively, the "Consent Solicitations") to amend the note purchase agreements governing each of the 2007 Notes, the 2009/2012 Notes and the 2014 Notes, it is extending the expiration of the consent date for the Consent Solicitations to 5:00 p.m., New York City time on February 22, 2007, unless further extended or earlier terminated.

The Purchaser has retained Bear, Stearns & Co. Inc. to act as Dealer Manager in connection with the tender offers and as Solicitation Agent in connection with the consent solicitations. Questions about the tender offers and consent solicitations may be directed to the Global Liability Management Group at Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free).

A more comprehensive description of the tender offers and consent solicitations can be found in the Purchaser's Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal dated February 12, 2007. Copies of these documents and other related documents can be obtained from the Dealer Manager.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the Notes should tender their securities pursuant to the tender offers. The tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated February 12, 2007.

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BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2006 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

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FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.



























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